SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 6, 2013

    SECURITY NATIONAL FINANCIAL CORPORATION
(Exact name of registrant as specified in this Charter)

Utah	000-09341	87-0345941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 South 360 West, Salt Lake City, Utah		84123
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number, Including Area Code:  (801) 264-1060

          Does Not Apply
(Former name or former address, if changed since last report)

Item 5.02.   Appointment of John L. Cook as a New Director.

On December 6, 2013, the Board of Directors of Security National Financial Corporation (the “Company”) appointed John L. Cook to serve as a director of the Company.  Mr. Cook will serve as a director until the next annual meeting of the stockholders and until a respective successor is duly elected and qualified.

Mr. Cook has served since 1982 as co-owner and operator of Cook Brothers Painting, Inc., a painting company that provides painting services for contractors and builders of residential and commercial properties.  In addition, Mr. Cook attended the University of Utah.

Mr. Cook’s years of experience with the construction industry and construction projects led the Board of Directors to conclude that Mr. Cook should serve as a director.  As a director Mr. Cook will advise the Board regarding the Company’s investments in commercial and residential real estate projects, including Dry Creek at East Village, a 282 unit multifamily development in Sandy City, Utah.  Moreover, Mr. Cook’s extensive background in construction and building will be important as the Company continues to acquire new real estate holdings and develop its current portfolio of undeveloped land into future developments that could provide additional long term revenues for the Company.

Item 5.03.  Amendments to Bylaws.

Also on December 6, 2013, the Company’s Board of Directors approved amendments to the Company’s Bylaws.  The new amendments to the Bylaws were effective as of December 6, 2013.  The most important changes in the Bylaws were as follows:  First, a new Article 13 was added entitled, “Forum for Adjudication of Disputes.”  This new article was added in view of the favorable decision by the Delaware Court of Chancery in upholding the enforceability of the forum selection bylaws in the Chevron/FedEx case.  The plaintiffs in that case appealed the decision, but voluntarily dismissed their appeal.

More specifically, the new Article 13 provides that unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by a director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim pursuant to any provision of the Utah Revised Business Corporation Act, or (iv) an action asserting a claim governed by the internal affairs doctrine, will be a state or federal court located within the State of Utah.

The Company believes the forum selection provision in the Company’s Bylaws can greatly reduce the costs and complexities associated with certain types of multi-jurisdiction litigation.  Moreover, it will provide greater certainty in outcomes in such litigation to the benefit of all the Company’s stockholders.

Second, the amendments to the Company’s Bylaws amended the indemnification provisions in Article 8 to include the indemnification of the Company’s officers rather than indemnifying just the Company’s directors as was the case before the amendments.  Third, Section 3.15 of the Bylaws was amended to allow the participation by the Company’s directors in Board of Directors meetings by means of other forms of communication (e.g., Skype) besides conference calls.  As amended, Section 3.15 allows directors to participate in a Board meeting by means of a conference telephone call or similar communications equipment, or through the use of any other means of communication, by which all persons participating in the meeting can hear each other during the meeting.

Item 8.01.  Approval of Stock Dividend.

Additionally on December 6, 2013, the Company’s Board of Directors approved a 5% stock dividend on all the Company’s issued and outstanding shares of Class A and Class C common stock.  Only holders of record of Class A and Class C common stock at the close of business on January 17, 2014 will be entitled to receive the stock dividend.

On February 7, 2014, the Company will issue the stock dividend to the holders of the shares of Class A and Class C common stock as of the record date.  This is the 23rd consecutive year that the Company’s Board of Directors has approved the issuance of a 5% stock dividend to its stockholders.

Item 9.01.  Financial Statements and Exhibits

(c)  Exhibits

10.1           Amended Bylaws of Security National Financial Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURITY NATIONAL FINANCIAL CORPORATION
(Registrant)

Date: December 12, 2013	By: /s/ Scott M. Quist
Scott M. Quist, Chairman, President and Chief Executive Officer